INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Fiserv, Inc. on Form S-8 of our report dated February 14, 1997, except for Note 12, as to which the date is March 3, 1997, on our audits of the consolidated financial statements and financial statement schedules of BHC Financial, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K of BHC Financial, Inc. for the year ended December 31, 1996.


/S/COOPERS & LYBRAND L.L.P.
Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 30, 1997